Exhibit 99.1

CONTACTS:
Media:
Under Armour, Inc.
410.246.5927 dpelkey@underarmour.com
Investors:
Tom Shaw
Under Armour, Inc.
410.843.7676 tshaw@underarmour.com

UNDER ARMOUR ACQUIRES ENDOMONDO AND MYFITNESSPAL TO ESTABLISH THE WORLD’S LARGEST DIGITAL HEALTH AND FITNESS COMMUNITY

Brand will expand its Connected Fitness portfolio to include more than 120 million global users and advances mission to create the ultimate digital fitness community

Baltimore, MD (February 4, 2015) – Today, Under Armour (NYSE:UA), a global leader in sports performance and innovation, announced the acquisition of Endomondo and MyFitnessPal, establishing ownership of the world’s largest digital health and fitness community. These acquisitions, which supplement UA’s existing MapMyFitness and UA RECORD™ suite of applications, will further enable the brand to provide unparalleled health and fitness data and insight, in support of its universal mission to make all athletes better.

Powered by more than 80 million registered users, MyFitnessPal is the leading free resource for achieving and maintaining health and fitness goals, providing nutritional information for over five million foods and offering caloric data associated with hundreds of exercises, empowering its community to make better, more informed healthy-living decisions. MyFitnessPal will expand the current offerings from UA Connected Fitness™ to include comprehensive nutrition tools, allowing users to track calories, nutrition and exercise.

Meanwhile, Endomondo is an open fitness tracking platform and social fitness network connecting athletes throughout the world. Utilizing GPS and other advanced technologies, Endomondo provides users with the ability to map, record and share their workouts. Endomondo currently hosts 20 million registered users, approximately 80% of which are located outside of the U.S., providing immediate scale and increased international presence for the Under Armour Connected Fitness™ community.

“Under Armour’s demonstrated global leadership in health and fitness innovation is greatly enhanced with the addition of Endomondo and MyFitnessPal, as we continue to redefine and elevate the Connected Fitness experience for millions of people around the world,” said Kevin Plank, Chairman and CEO of Under Armour. “Similar to MapMyFitness, Endomondo and MyFitnessPal have established track records of unmatched equity, expertise and passion in the fitness and nutrition space, and they are ideal partners to enable Under Armour to provide data-driven, proactive solutions to help athletes of all levels lead healthier and more active lifestyles.”

With the acquisitions of Endomondo and MyFitnessPal, Under Armour continues to strengthen its position at the forefront of the connected fitness space and advances its goal of delivering game-changing solutions to how athletes and fitness-minded individuals train, perform and live.

Combined with the growth of MapMyFitness, these acquisitions will expand Under Armour’s Connected Fitness community to include more than 120 million registered users.

“At MyFitnessPal, user success is our true North,” said Mike Lee, Co-founder and CEO of MyFitnessPal. “Under Armour will bring vast health and fitness expertise and resources to our 80 million users to help guide them as they work to achieve their health goals.”

“Endomondo has built an engaged global community of fitness enthusiasts, providing a strong technical platform for our users, while adhering to our core belief that social interaction and support are key motivators when it comes to getting fit and maintaining a healthy lifestyle,” said Mette Lykke, Endomondo Co-Founder and CEO. “We share in Under Armour’s passion for innovation, as well as its mission to make athletes better, and we look forward to better serving the needs of athletes around the world.”

As a wholly-owned subsidiary of Under Armour, Endomondo will continue to operate out of its headquarters in Copenhagen, Denmark. Following the anticipated closing of the acquisition in the first quarter of 2015, MyFitnessPal will continue to operate out of its headquarters in San Francisco, CA.

For additional details on the acquisition, see related press release titled, “Under Amour Reports Full Year Net Revenues Growth of 32%; Announces Creation of World’s Largest Digital Health and Fitness Community.”

Under Armour was advised by Goldman, Sachs & Co. and the law firm King & Spalding LLP in connection with both acquisitions, as well as the law firm Kromann Reumert in connection with the acquisition of Endomondo. Endomondo was advised by the investment banking firm Mooreland Partners and the law firm Mazanti-Andersen Korsø Jensen. MyFitnessPal was advised by the investment banking firm Qatalyst Partners and the law firm Fenwick & West LLP.

About Under Armour, Inc.

Under Armour (NYSE: UA), the originator of performance footwear, apparel and accessories, revolutionized how athletes across the world dress. Designed to make all athletes better, the brand’s innovative products are sold worldwide to athletes at all levels. Under Armour’s wholly owned subsidiary, MapMyFitness, powers one of the world’s largest Connected Fitness communities. The Under Armour global headquarters is in Baltimore, Maryland. For further information, please visit the Company’s website at www.uabiz.com.

About MyFitnessPal

With over 80 million users, MyFitnessPal has helped millions of people achieve and maintain a healthier and happier lifestyle. With a database of over 5 million foods and hundreds of exercises, top fitness technology partners and community insights, MyFitnessPal is the leading free resource for achieving and maintaining health goals. MyFitnessPal is headquartered in San Francisco, CA. For more inspiration, visit www.myfitnesspal.com.

About Endomondo

Founded in 2007, Endomondo’s social fitness network and popular Endomondo Sports Tracker mobile app help turn a smartphone into a personal trainer and social motivator. Now with 20 million registered users around the globe, Endomondo lets people track workouts, analyze performance, and support each other so people become and stay active. For more information, visit www.endomondo.com.

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